Exhibit 23.1

CONSENT OF COUNSEL

We hereby consent to the use of our name under the heading “Legal Matters” in this Amendment No. 3 to the Registration Statements. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

/s/  REED SMITH LLP

December 3, 2012